Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197820), Form S-8 (No. 333-214658) and Form S-8 (No. 333-215461) of xG Technology Inc of our report dated December 1, 2016 relating to the financial statements of Vislink PLC, which appears in this Current Report on Form 8-K of xG Technology Inc.

/s/ PricewaterhouseCoopers LLP
Bristol, United Kingdom
February 6, 2017